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                                                                      EXHIBIT 99


                      [POLARIS INDUSTRIES INC. LETTERHEAD]

                                                                  March 22, 2002



United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Dear Sir or Madam:

This letter is being furnished to you pursuant to Temporary Note 3T to Article 3 of Regulation S-X in connection with the filing of the Form 10-K (the "Form 10-K") of Polaris Industries Inc. (the "Company") for the fiscal year of the Company ended December 31, 2001.

Item 8 of the Form 10-K incorporates by reference the financial statements required by such Item and the report of Arthur Andersen LLP ("Andersen"), as the Company's independent public accountant for the year ended December 31, 2001 with respect to such financial statements, from the Company's Annual Report to Shareholders for the year ended December 31, 2001.

The Form 10-K also contains a financial statement schedule, Schedule II-Valuation and Qualifying Accounts for the fiscal years ended December 31, 2001, 2000 and 1999, and the report of Andersen with respect to such schedule.

The Company has received the written representations of Andersen that the audits that were the subject of the reports referred to above were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audits.

Very truly yours,

Polaris Industries Inc.

By: /s/ Michael W. Malone

Michael W. Malone
Vice President-Finance,
Chief Financial Officer and
Secretary